Exhibit 2.1

Amended and Restated

Agreement and Plan of Reorganization

among

InMed Pharmaceuticals Inc.,

BayMedica, LLC,

BayMedica, Inc.,

The Stockholders and Founders listed on the signature pages hereto,

and

BM REP, LLC

dated as of

October 13, 2021

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- ii -

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EXHIBITS

Exhibit A – Convertible Note Amendment

Exhibit B – Form of Letter of Transmittal

Exhibit C – Closing Net Liability Example

Exhibit D – Reserved

Exhibit E – Reserved

Exhibit F – Form of Founders Agreement (Noncompete)

Exhibit G – Form of Contingent Exercise Notice

Exhibit H – Form of Debt Conversion Agreement

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AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

This Amended and Restated Agreement and Plan of Reorganization (this “Agreement”), dated as of October [__], 2021, is entered into among InMed Pharmaceuticals Inc., a British Columbia, Canada corporation (“Parent”), BayMedica, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Merger Sub”), BayMedica, Inc., a Nevada corporation (“Company”), BM REP, LLC, a Nevada limited liability company, solely in its capacity as Stockholder Representative (“Stockholder Representative”), Philip J. Barr, The Shane A. Johnson Trust DTD April 18, 1997, as amended, Shane A. Johnson TTEE, Shane A. Johnson, Charles K. Marlowe, and the other Stockholders listed on the signature pages hereto. This Agreement amends and restates in its entirety that certain Agreement and Plan of Reorganization, dated as of September 10, 2021, entered into among Parent, Merger Sub, Company, Stockholder Representative and the Stockholders listed on the signature pages thereto (the “Original Agreement”).

RECITALS

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with Chapters 78 and 92A of the Nevada Revised Statutes;

WHEREAS, the Company has obtained all necessary stockholder approval of this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, each Convertible Note Holder has executed or is otherwise bound by that certain Amendment to Convertible Notes in the form attached hereto as Exhibit A (the “Convertible Note Amendment”);

WHEREAS, the holders of all outstanding Convertible Notes have or will have agreed or will otherwise be bound, contingent on Closing, to convert their respective Convertible Notes into shares of Company Note Conversion Common Stock immediately prior to the Closing pursuant to the terms of the Debt Conversion Agreement in the form of Exhibit H attached hereto (the “Debt Conversion Agreement”);

WHEREAS, the holders of all outstanding Options have or will have agreed, contingent on Closing, to exercise and convert their respective Options into shares of Company Common Stock immediately prior to the Closing pursuant of the terms of Contingent Exercise Notice in the form of Exhibit G hereto (the “Contingent Exercise Notice”) or such Options will terminate in accordance with their terms at the Effective Time;

WHEREAS, a portion of the consideration otherwise payable by Parent to the Stockholders of the Company in connection with the Merger shall be retained by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement;

WHEREAS, each of the Founders has entered into an employment agreement and a noncompete agreement with Merger Sub effective upon the Closing of the Merger contemplated hereby (the “Founder Agreements”) in the form of Exhibit F attached hereto;

WHEREAS, certain other employees of the Company have entered into employment agreements with Merger Sub (the “Employment Agreements”);

WHEREAS, for U.S. federal and applicable state income Tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accredited Investor” has the meaning given such term in Rule 501 in Regulation D of the Securities Act of 1933, as amended.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, investigation, examination, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Letters of Transmittal, Founders Agreements, Debt Conversion Agreements, and Contingent Exercise Notices.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” means 2,050,000 Parent Shares (which figure is subject to adjustment for treatment of fractional shares pursuant to Section 2.16).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, British Columbia, Canada or New York, New York, USA are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Chapter 78” means Chapter 78 of the Nevada Revised Statutes, as amended.

“Chapter 92A” means Chapter 92A of the Nevada Revised Statutes, as amended.

“Closing” has the meaning set forth in Section 2.02.

“Closing Adjustment” has the meaning set forth in Section 2.13(a).

“Closing Base Merger Consideration” means the Base Purchase Price, minus a number of Parent Shares determined by dividing the Estimated Closing Adjustment by the Share Price.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Executive Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Liabilities” means all liabilities of the Company as of the open of business on the Closing Date, including accounts payable, accrued Taxes and accrued expenses, Transaction Expenses and Indebtedness of the Company to the extent not paid or otherwise satisfied prior to or in connection with Closing, determined in accordance with GAAP, but excluding any Convertible Notes and accrued interest on those notes that will be converted into shares of Company Note Conversion Common Stock prior to Closing.

“Closing Liability Statement” has the meaning set forth in Section 2.13(b)(i).

“Closing Merger Consideration” means the Closing Base Merger Consideration.

“Closing Net Liability” means: (a) the Closing Liabilities less (b) the Current Assets of the Company, in each case determined as of the open of business on the Closing Date.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Vacation Carryover Certificate” means a certificate executed by the Chief Executive Officer of the Company certifying on behalf of the Company that no Person is owed more than 40 hours of vacation or other paid time off as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Common Stock Share Number” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)), including the shares of Company Common Stock issued in connection with exercise of Options.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Note Conversion Common Stock” means the Note Conversion Common Stock, par value $0.001 per share, of the Company to be issued upon the conversion of the outstanding Convertible Notes.

“Company Stock” means the Company Common Stock and the Company Note Conversion Common Stock.

“Consideration Spreadsheet” has the meaning set forth in Section 2.14(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other legally binding agreements, commitments, undertakings and arrangements, whether written or oral.

“Convertible Note” means any note convertible into Company capital stock.

“Convertible Note Holder” means any registered owner on the books of the Company of a Convertible Note.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory, prepaid expenses and current Tax assets as of the open of business on the Closing Date, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (other than amounts receivable from any such person pursuant to an agreement to exercise an Option immediately prior to the Closing), and (d) any accounts receivable that are more than 90 days’ past due, in each case determined in accordance with GAAP.

“DEA” means the United States Drug Enforcement Administration.

“DE Certificate of Merger” has the meaning set forth in Section 2.04.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.13(c).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“EIDL Loan” means that certain Economic Injury Disaster Loan (SBA Loan #1343947905) dated June 10, 2020 from the U.S. Small Business Administration to the Company in the principal amount of $126,200.

“EIDL Loan Application” means the certain application for the EIDL Loan (application number 3600654310) and all related documentation.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Cash” means $1,000,000 to be retained by Parent and held in escrow by Parent in accordance with the terms of this Agreement.

“Estimated Closing Adjustment” has the meaning set forth in Section 2.13(a)(ii).

“Estimated Closing Liability” has the meaning set forth in Section 2.13(a)(i).

“Estimated Closing Liability Statement” has the meaning set forth in Section 2.13(a)(i).

“Exchange Act” has the meaning set forth in Section 5.07.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Food and Drug Laws” means all Laws applicable to the Company and its business, including those enforced by the DEA and FDA.

“Founder” means each of Philip J. Barr, Shane A. Johnson, and Charles K. Marlowe.

“Founding Stockholder” means the Johnson Trust and any other non-individual Person through which any Founder owns any shares of Company Stock as of the Closing.

“Fully Diluted Share Number” means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)), including the shares of Company Common Stock issued in connection with exercise of Options and the shares of Company Note Conversion Common Stock issued in connection with the conversion of Convertible Notes.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Government Contracts” has the meaning set forth in Section 3.09(a)(x).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Liabilities taken into account in the calculation of Closing Liability), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any unpaid payroll Taxes of the Company deferred under Section 2302 of the CARES Act or pursuant to IRS Notice 2020-65; (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Escrow Fund” has the meaning set forth in Section 2.10.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.13(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company, the knowledge of any Founder, James Kealey, or Chis Meiering in each case after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 5.05.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent that punitive damages are actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 10.01(b).

“Material Adverse Effect” means with respect to an entity means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the entity and its subsidiaries taken as a whole, or (b) the ability of the entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the entity and its subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) the impact of the COVID-19 pandemic or any other pandemic, epidemic or public health emergency; (vi) any natural or man-made disaster or “act of God;” or (vii) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the entity and its subsidiaries taken as a whole compared to other participants in the industries in which they conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(b).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Base Merger Consideration together with the portion of the Escrow Cash that the Stockholders become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Nasdaq” means the Nasdaq Stock Market.

“NV Certificate of Merger” has the meaning set forth in Section 2.04.

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan.

“Optionholder” means a holder of an Option.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Shares” means common shares in the capital of Parent.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.13(b)(i).

“Potential Contributor” has the meaning set forth in Section 8.04(h).

“PPP” means the Paycheck Protection Program.

“PPP Forgiveness Applications” means the Paycheck Protection Program Loan Forgiveness Applications, SBA Forms 3508, submitted by the Company with respect to the PPP Loans (together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith).

“PPP Lenders” means Greater Nevada Credit Union (“PPP Lender #1”) and First Southwest Bank (“PPP Lender #2”).

“PPP Loans” means those certain loans to the Company from the PPP Lenders pursuant to the Paycheck Protection Program in the original principal amounts of $115,800 (April 14, 2020 from PPP Lender #1) (“PPP Loan #1”) and $123,670 (January 1, 2021 from PPP Lender #2) (“PPP Loan #2”).

“PPP Loan Applications” means the Paycheck Protection Program Borrower Application Forms, and SBA Forms 2483, submitted by the Company in connection with the PPP Loans, together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any and all (a) Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period (with respect to any Straddle Period, as determined pursuant to Section 6.05), and (b) any Liability for Taxes in taxable periods (or portions thereof) ending after the Closing Date arising from the forgiveness of all or any portion of the PPP Loans, including as a result of any disallowed Tax deductions in such periods attributable to expenses of Parent or Company that would have been deductible but for the forgiveness of the PPP Loans pursuant to applicable Law.

“Pro Rata Share” means, with respect to any Stockholder, such Person’s percentage determined by dividing (a) the number of shares of Company Stock owned of record by such Person as of immediately prior to the Effective Time (after exercise or cancellation of all Options and conversion of all Convertible Notes) by (b) the Fully Diluted Share Number.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Resolution Period” has the meaning set forth in Section 2.13(c)(ii).

“Restriction Period” has the meaning set forth in Section 5.07.

“Review Period” has the meaning set forth in Section 2.13(c)(i).

“Securities Act” has the meaning set forth in Section 4.08(a).

“Share Price” means $2.10.

“Single Employer Plan” has the meaning set forth in Section 3.21(c).

“Statement of Objections” has the meaning set forth in Section 2.13(c)(ii).

“Stock Option Plan” means the BayMedica, Inc. 2018 Stock Plan of the Company.

“Stockholder” means a holder of Company Stock, including each of Philip J. Barr, The Shane A. Johnson Trust DTD April 18, 1997, as amended, Shane A. Johnson TTEE, and Charles K. Marlowe, each Convertible Note Holder and each Optionholder who exercises an Option prior to the Closing.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Representative” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Target Closing Liabilities” has the meaning set forth in Section 2.13(a)(ii).

“Taxes” means (i) all federal, state, local, foreign and other taxes and other governmental fees, duties (including customs duties), levies, assessments or charges of any kind whatsoever (however denominated), including, but not limited to income, gross receipts, sales, use, value added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security (or equivalent), disability, estimated, excise, unclaimed or abandoned property, escheat, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, and windfall profits, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, form, election, notice, filing, claim for refund, information return or statement or other document filed or required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and any amendment thereof, and, in all cases, whether in written, electronic or other form.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Documents, the Founder Agreements, the Employment Agreements and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, whether or not paid, payable, billed, invoiced or accrued prior to or after the Closing (including without limitation any bonuses or other amounts payable to employees, officers or directors as a result of this Agreement and the transactions contemplated hereby including the termination of their positions as officers or directors as of the Closing without respect to any subsequent termination of such employees or officers following the Closing, fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, holdback, etc., and any such fees incurred by Stockholders, Optionholders, Convertible Noteholders and/or the Stockholder Representative paid for or to be paid for by the Company, any fees and expenses incurred in connection with the termination of any Benefit Plan, and expenses of Stockholders, Optionholders, Convertible Noteholders and/or the Stockholder Representative that the Company has agreed to pay or is otherwise obligated to pay and any payroll Taxes incurred by the Company in connection therewith, any payroll Taxes or withholding Taxes incurred by the Company in connection with the exercise of any Options).

“True-Up Adjustment” has the meaning set forth in Section 2.13(d)(ii).

“Undisputed Amounts” has the meaning set forth in Section 2.13(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Vacation Carryover” means the aggregate amount of vacation or other paid time off in excess of 40 hours for any employees of the Company as of the Closing multiplied by the applicable hourly base compensation for such employee (using base salary divided by 2000 hours for any employees who have an annual base salary rather than an hourly rate compensation).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Chapter 92A, at the Effective Time, (a) the Company will merge with and into Merger Sub, and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the DLLCA as the Surviving Entity in the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Vancouver, British Columbia, Canada time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) resignations of the directors and officers of the Company (from such offices and not of employment);

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iv) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(v) at least one Business Day prior to the Closing, the Closing Transaction Expenses Certificate;

(vi) at least one Business Day prior to the Closing, the Closing Indebtedness Certificate;

(vii) the Estimated Closing Liability Statement contemplated in Section 2.13(a);

(viii) at least one Business Day prior to the Closing, the Closing Vacation Carryover Certificate indicating that no Person is owed more than 40 hours of combined vacation and paid time off from the Company;

(ix) the Consideration Spreadsheet contemplated in Section 2.14;

(x) the FIRPTA Statement;

(xi) a duly completed and executed Contingent Exercise Notice from each Optionholder intending to exercise his/her/its Options and evidence reasonably satisfactory to Parent of the exercise or termination of all outstanding Options;

(xii) a duly completed and executed Debt Conversion Agreement from each Convertible Note Holder and evidence reasonably satisfactory to Parent of the conversion of all outstanding Convertible Notes;

(xiii) a duly completed and executed Letter of Transmittal from each Stockholder; and

(xiv) payoff letters reasonably acceptable to Parent with respect to all Indebtedness for borrowed money;

(xv)   invoices in form reasonably acceptable to Parent with respect to all Transaction Expenses payable to third party vendors;

(xvi)   a consent to the Merger and estoppel certificate from DPT 458 Carlton Court, LLC, under the Company’s current lease agreement in form and substance reasonably acceptable to Parent;

(xvii) a duly executed Employment Agreement from each Vice President-level or above employee of the Company;

(xviii) a duly executed Founders Agreement from each Founder;

(xix)   a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(xx)   such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) pay the Closing Merger Consideration payable pursuant to Section 2.08 by irrevocably instructing its transfer agent to issue the Parent Shares included in the Closing Merger Consideration to Stockholders allocated in accordance with the Consideration Spreadsheet, which Parent Shares will be subject to the lock-up covenant under Section 5.07 of this Agreement;

(ii) retain the Escrow Cash to be retained and released by Parent in accordance with this Agreement;

(iii) payment to third parties by wire transfer of immediately available funds of that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) A certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(vii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause (a) Articles of Conversion/Exchange/Merger (the “NV Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Chapter 92A and shall make all other filings or recordings required under Chapter 92A and (b) cause a certificate of merger (the “DE Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required thereunder. The Merger shall become effective at such time as the NV Certificate of Merger has been duly filed with the Secretary of State of the State of Nevada and the DE Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of Chapter 92A and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 2.06 Articles of Incorporation; Bylaws. At the Effective Time, (a) the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity or as provided by applicable Law. At the Effective Time the name of the Surviving Entity will be changed to BayMedica, LLC.

Section 2.07 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

Section 2.08 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Cancellation of Certain Company Common Stock. Shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Stock.

(i) Each share of Company Stock issued and outstanding immediately prior to the Effective Time, including the shares of Company Common Stock obtained by Optionholders upon exercise of their Options and shares of Company Note Conversion Common Stock obtained by Convertible Note Holders upon conversion of their Convertible Notes (other than shares of Company Common Stock to be cancelled and retired in accordance with Section 2.08(a)), shall be converted into the right to receive a portion of the Merger Consideration determined as follows, at the respective times and subject to the contingencies specified herein (collectively, the “Merger Consideration Allocation”):

(1) Each share of Company Stock will be allocated a pro rata portion of the Closing Base Merger Consideration; and

(2) Any Escrow Cash that may become payable to the holders of Company Stock in the future as provided in this Agreement, at the respective times and subject to the contingencies specified herein, shall be allocated in respect of each share of Company Stock in the same manner as clause (1) above.

(ii) Any Parent Shares issuable to the Stockholders pursuant to the True-Up Adjustment pursuant to Section 2.13(d)(ii), shall be allocated in respect of each share of Company Stock in the same manner as clause (1) above.

(c) Conversion of Merger Sub Equity. All equity of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become fully paid and non-assessable equity of the Surviving Entity.

Section 2.09 Surrender and Payment. At the Effective Time, all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Company Stock shall cease to have any rights as a stockholder of the Company and shall instead have the right to receive the Merger Consideration and the other rights set forth herein.

Section 2.10 Indemnity Escrow. Parent will retain and hold in escrow the Escrow Cash for the purpose of securing the indemnification obligations of Stockholders pursuant to this Agreement (less any releases to Parent of such Escrow Cash in accordance with the terms of this Agreement) (the “Indemnification Escrow Fund”).

Section 2.11 No Further Ownership Rights in Company Stock; Waiver of Dissenters’ Rights. All Merger Consideration paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of Company Stock formerly held by the Stockholders and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the books of the Surviving Entity. Each Stockholder hereby agrees that as a party to this Agreement or by virtue of tendering such Stockholder’s shares of Company Stock in the Merger in exchange for the Merger Consideration, such Stockholder expressly waives all statutory dissenter and appraisal rights pursuant to the Nevada Revised Statutes or other applicable Law with respect to such Stockholder’s shares of Company Stock in connection with the Merger.

Section 2.12 Withholding Rights. Each of Parent, Merger Sub, the Company and the Surviving Entity, and their respective agents and representatives, shall be entitled to deduct and withhold from all amounts otherwise payable to any Person pursuant to this Agreement all such amounts as they are required to deduct and withhold under any provision of Tax Law. Upon determining that any such deduction or withholding may be required, Parent, Merger Sub, the Company or the Surviving Entity, as applicable, shall promptly notify Stockholder Representative and give Stockholder Representative reasonable time to provide forms or other certifications to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. This Section 2.12 shall apply regardless of whether amounts are payable on or after the Closing Date.

Section 2.13 Working Capital Adjustment.

(a) Closing Adjustment.

(i) At least one Business Day before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Net Liability (the “Estimated Closing Liability”) and an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Liability Statement”) prepared in good faith in accordance with the Company’s past practices used in the Annual Financial Statements and Exhibit C. Exhibit C attached hereto is a sample Closing Net Liability calculation as of September 1, 2021, based on estimated adjustments to the Company’s July 31, 2021 balance sheet, prepared by the Company solely as an illustrative example of the accounts, methodology and adjustments to be used in the calculation of Closing Net Liability; provided however, that if there are any conflicts between Exhibit C and GAAP, GAAP shall govern.

(ii) The “Estimated Closing Adjustment” shall be an amount, if any, by which the Estimated Closing Liability is greater than $900,000 (the “Target Closing Liabilities”).

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a good faith statement setting forth its calculation of Closing Net Liability (the “Closing Liability Statement”) in accordance with GAAP.

(ii) The “Post-Closing Adjustment” shall be an amount, if any, by which the Closing Net Liability is greater than the greater of (A) Estimated Closing Liability or (B) Target Closing Liabilities.

(iii) If Parent fails to deliver the Closing Liability Statement to Stockholder Representative within 120 days after the Closing Date or otherwise waives the Post-Closing Adjustment in writing to Stockholder Representative, the Post-Closing Adjustment shall be zero.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Liability Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Liability Statement. During the Review Period, Stockholder Representative and its accountants shall have reasonable access to the work papers prepared by Parent, the Surviving Entity and/or their respective accountants to the extent that they relate to the Closing Liability Statement and to such historical financial information (to the extent in Parent’s or the Surviving Entity’s possession) relating to the Closing Liability Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Liability Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Entity.

(ii) Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Liability Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Liability Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Liability Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Liability Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii) Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants to be mutually agreed upon by Parent and Stockholder Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Liability Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Liability Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid in advance and be borne one half by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and one half by Parent, on the other hand; provided that the fees and expenses of the Independent Accountant to be borne by the Stockholder Representative shall be paid by Parent and Parent shall recover such amount by releasing to Parent an amount of Escrow Cash equal to the dollar amount of such fees and expenses paid by Parent on the Stockholder Representative’s behalf.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as Parent and Stockholder Representative shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Liability Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payment of Post-Closing Adjustment.

(i) If there is a Post-Closing Adjustment finally determined in accordance with this Section 2.13, Parent shall release to itself an amount of Escrow Cash equal to the Post-Closing Adjustment. For the avoidance of doubt, all amounts of Escrow Cash released to Parent under the terms of this Agreement to satisfy obligations of the Stockholders or Stockholder Representative will thereafter be the sole property of Parent and not payable to the Stockholders hereunder.

(ii) If the Estimated Closing Liability was greater than $900,000, but the Closing Net Liability was less than the Estimated Closing Liability, then Parent shall pay to each Stockholder its Pro Rata Share of the aggregate number of Parent Shares equal to (A) the Estimated Closing Liability less the greater of (1) the Closing Net Liability and (2) $900,000 divided by (b) the Share Price (the “True-Up Adjustment”) within five Business Days after the final determination of such amount.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.14 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.14 Consideration Spreadsheet.

(a) At least one Business Day before the Closing and concurrently with the delivery of the Estimated Closing Liability Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names and addresses of all Stockholders and the number of shares of Company Stock held by such Persons, which shall include all shares of Company Common Stock issued or to be issued immediately prior to the Effective Time upon exercise of Options and all shares of Company Note Conversion Common Stock to be issued immediately prior to the Effective Time upon conversion of Convertible Notes;

(ii) detailed calculations of the Closing Base Merger Consideration, Fully Diluted Share Number, Company Common Stock Share Number;

(iii) each Stockholder’s allocation of the Closing Base Merger Consideration determined in accordance with Section 2.08(b)(i); and

(iv) each Stockholder’s allocation of the Escrow Cash determined in accordance with Section 2.08(b)(i).

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.15 Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the conversion of Company Stock and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each Stockholder who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all shares of Company Stock exchanged by such Stockholder, including shares of Company Common Stock issued upon exercise of Options and shares of Company Note Conversion Common Stock issued upon conversion of Convertible Notes) shall in lieu thereof be rounded to the nearest Parent Share.

Section 2.16 Release of Escrow Cash.

(a) Within ten days after the six month anniversary of the Closing Date, Parent shall release to the Stockholders $500,000 of the Escrow Cash less (i) such amount of Escrow Cash that has been previously released to Parent pursuant to the terms of this Agreement and (ii) such amount of Escrow Cash as is necessary to equal the amount of any outstanding claims against the Stockholders as of the six month anniversary of the Closing Date.

(b) Within ten days after the one year anniversary of the Closing Date, Parent shall release to the Stockholders any Escrow Cash that has not either been previously released to the Stockholders pursuant to Section 2.16(a) or released to Parent pursuant to the terms of this Agreement less such amount Escrow Cash as is necessary to equal the amount of any outstanding claims against the Stockholders as of the one year anniversary of the Closing Date.

(c) Following the six month anniversary of the Closing Date, within ten days after any claim against the Stockholders for which Escrow Cash has been retained pursuant to Section 2.16(a) or Section 2.16(b) have been finally resolved in accordance with the terms thereof, Parent shall release to the Stockholders any Escrow Cash theretofore being retained by Parent pursuant to Section 2.16(a) or Section 2.16(b) with respect to such claim, as applicable, that is not being released to Parent pursuant to the terms of this Agreement in connection with the final resolution of such claim.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and as of immediately prior to the Effective Time.

Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material cost or other effect on the Company.

Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto other than Stockholders, Optionholders or Convertible Note Holders), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against the Company in accordance with its terms. When this Agreement and each Ancillary Document (other than the Founders Agreements) to which any Stockholder, Optionholder or Convertible Note Holder is or will be a party thereto has been duly executed and delivered by the Stockholder(s), Optionholder(s) or Convertible Note Holder(s) party thereto (assuming due authorization, execution and delivery by each other party thereto other than the Company and any Stockholder, Optionholder or Convertible Note Holder), this Agreement and each such Ancillary Document (other than the Founders Agreements) will constitute a legal and binding obligation of each such Stockholder, Optionholder or Convertible Note Holder a party thereto enforceable against such Persons in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held or by unanimous written consent in lieu thereof and, not subsequently rescinded or modified in any way, has (i) adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) recommended that the Stockholders approve this Agreement, and (iii) directed that such matter be submitted for consideration of the Stockholders.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of the Company (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the NV Certificate of Merger with the Secretary of State of Nevada and the DE Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of capital stock, par value $0.001 per share, of which 25,000,000 shares are designated Company Common Stock and 45,000,000 shares are designated Company Note Conversion Common Stock. As of the date of this Agreement, (i) 9,303,333 shares of Company Common Stock are outstanding, (ii) 1,240,000 shares of Company Common Stock are subject to outstanding Options and (iii) no shares of Company Note Conversion Common Stock are outstanding. No certificates have been issued with respect to any outstanding shares of Company Stock or will be issued with respect to any shares of Company Stock to be issued upon exercise of Options or conversion of Convertible Notes immediately prior to the Effective Time.

(b) Section 3.04(b) of the Disclosure Schedules sets forth, as of the date of this Agreement, (i) a list of the holders of Company Common Stock, (ii) a list of the holders of all outstanding Options and the number of Options held thereby, and (iii) a list of the holders of the outstanding Convertible Notes and the outstanding principal amount of Convertible Notes held thereby. Not more than 35 of the Stockholders, including those Persons who will become Stockholders upon exercise of Options or conversion of Convertible Notes, are not Accredited Investors.

(c) Each Stockholder has been informed or will be informed prior to the Effective Time that Parent is publicly traded and its financial statements and other information publicly filed by Parent regarding its business are available at www.sec.gov. The Company has made available to each Stockholder all of the information regarding the Company and the transactions contemplated by this Agreement that a Stockholder needs in order to make an informed decision regarding the transactions contemplated by this Agreement. The Stockholder Representative is serving as the “purchaser representative” with respect to any Stockholders who are not Accredited Investors and the Stockholder Representative is available to answer any questions any Stockholder may have regarding the transactions contemplated hereby. The manager(s) of the Stockholder Representative has sufficient experience in financial and business matters to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(d) Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant. Each Option qualifies for the Tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement, any stock option agreements that differ from such standard form and all 409A valuation reports prepared for the Company, if any.

(e) Each Convertible Note was issued in compliance with all applicable Laws. Each Convertible Note Holder has executed or is otherwise bound by the Convertible Note Amendment.

(f)   Other than the Options and the Convertible Notes, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(g) All issued and outstanding shares of Company Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of Options and all shares of Company Note Conversion Common Stock which may be issued pursuant to the conversion of any Convertible Notes, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Stock, Options and Convertible Notes were issued in compliance with applicable Law.

(h) No outstanding Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(i) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 No Subsidiaries. The Company does not own or have any interest in (and has never owned or had any interest in) any shares, equity or other ownership interest in any other Person.

Section 3.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2018, 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of the Company as at June 30, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared on a modified accrual basis applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in all cases, the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2021, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) obligations under Contracts to be performed after the date of this Agreement that are not the result of any breach of or default under such Contract or failure to perform any obligation under such Contracts prior to the date of this Agreement, and (d) Transaction Expenses.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) amendment of the charter, bylaws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options or the conversion of the Convertible Notes), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money other than PPP Loan #2;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Material Contract;

(p) any material capital expenditures;

(q) imposition of any material Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)   (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting (other than vesting of restricted Company Stock and the Options in accordance with the Closing) or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)   hiring or promoting any person;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) benefit plan or program for any current or former employee, officer, director, retiree, independent contractor or consultant of the Company, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to (i) make, change or rescind any Tax election, (ii) amend any Tax Return , (iii) change any Tax accounting method or annual accounting period for Taxes, (iv) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, (v) consent to the extension or waiver of the limitation period applicable to the assessment or collection of any Taxes, (vi) surrender any right to claim a refund of Taxes, or (vii) fail to timely pay when due any Tax; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise required to be disclosed in Section 3.10(b) of the Disclosure Schedules being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person other than commercial agreements entered into for other purposes in the ordinary course of business;

(iv) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(v) all Contracts that relate to the acquisition or disposition of any business, or a material amount of stock or assets, of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii) all employment agreements;

(viii) all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(ix) except for Contracts relating to trade payables or the Convertible Notes, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(x) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(xi) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiii) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiv)   all Company IP Agreements, other than (A) nonexclusive inbound licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms for which no more than $10,000 is payable on an annual basis, (B) nonexclusive, non-negotiated licenses, software-as-a-service agreements or similar Contracts granted by the Company to its customers in the ordinary course of business consistent with past practice, (C) Contracts where the only material licenses to Company Intellectual Property are with respect to feedback, suggestions, or the Company’s trademarks for inclusion on customer lists or use in the provision of services, and (D) agreements otherwise covered in another subsection of this Section 3.09(a); and

(xv)   any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company or, to the Company’s Knowledge, by any other party under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(c) Except as set forth on Section 3.09(c) of the Disclosure Schedules, the Company has no oral Contracts. If any Contracts are listed on Section 3.09(c) of the Disclosure Schedules, a complete and correct description of all terms of such Contract is included.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) statutory liens for Taxes not yet due and payable; and

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.

(b) The Company owns no real property. Section 3.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property leased or subleased by the Company, the landlord under the lease or sublease, the rental amount currently being paid, the expiration of the term of such lease or sublease for each leased or subleased property, and the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. Except as expressly disclosed in Section 3.10(b) of the Disclosure Schedules, the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and, to the Company’s Knowledge, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is structurally unsound or is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. No maintenance has been deferred on any of such items since January 1, 2021. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; and the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company.

(b) The Company is the sole and exclusive legal, record and beneficial owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as disclosed in Section 3.12(b) of the Disclosure Schedules, the Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who has contributed in any manner to the creation or development of any Company Intellectual Property whereby such employee or independent contractor assigns any ownership interest such employee or independent contractor may have in or to such Company Intellectual Property. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities or authorized registrars.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(d) All of the Company Intellectual Property, and to the Company’s Knowledge, the Licensed Intellectual Property, is valid and enforceable. All Company IP Registrations are subsisting and in full force and effect. The Company has taken reasonable steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities or authorized registrars. Section 3.12(d) of the Company Disclosure Schedule is a complete and accurate list of all actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date with respect to any of the Company IP Registrations.

(e) No Person has asserted or threatened a claim in writing, nor has the Company received any notification that the conduct of the Company’s business as currently and formerly conducted or as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, or the products, processes and services of the Company have infringed, misappropriated or otherwise violated, or will infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(f)   Except as disclosed in Section 3.12(f) of the Disclosure Schedule, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding) pending or, to the Company’s Knowledge threatened (including in the form of offers to obtain a license) in writing: (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(g) Section 3.12(g) of the Disclosure Schedules contains a correct, current, and complete list of all Company social media accounts. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any such social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(h) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery.

(i) The Company has complied in all material respects with all applicable Laws and all Company internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has not (i) experienced any actual or suspected (by the Company) data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet and the Estimated Closing Liability Statement, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the Estimated Closing Liability Statement (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible within 90 days of Closing.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year or during the current fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for the most recent fiscal year or during the current fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are provided by carriers that have an insurer rating of A (Excellent) or better; and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; (b) against, involving, affecting, or relating to the Company or to the conduct of it business, or any of the Company’s officers, directors, managers, consultants or employees in their capacity as such; or (c) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets. The Company is not and has not been in violation of any applicable federal, or, to the Company’s Knowledge, state or local Law, including any Food and Drug Laws, except as would not be material to the Company. The Company has not received (i) any Governmental Order or other written notice from the DEA, FDA or any other Governmental Authority alleging a violation of or failure to comply with such Law by the Company (including any of their respective assets or businesses) or (ii) any subpoena, civil investigative demand, audit letter, or other communication from any Governmental Authority concerning compliance with Law.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. All such Permits will remain in full force and effect immediately after the Closing Date, and to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c) All material applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, submitted in connection with any request for a Permit from any Governmental Authority relating to the Company with respect to its business were true, complete and correct in all material respects as of the date of submission and any material necessary or required updates, changes, corrections or modification to such submissions have been submitted to such Governmental Authority.

(d) The Company has not received any written notice from any applicable Governmental Authority alleging that it is in material breach of or has materially failed to maintain any Permits which are necessary for the effective carrying on of its business as currently conducted. The Company has not had any product or facility subject to a Governmental Authority shutdown or an unresolved import detention or alert, nor received any FDA Form 483s that remain open, “warning letters,” “untitled letters,” or similar correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any applicable Law or Permit.

(e) The Company is not the subject of any pending or, to the Company’s Knowledge, threatened proceeding with respect to the Company, its business, or products, by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) any Governmental Authority pursuant to any Food and Drug Law. The Company has not, nor to its Knowledge have any of its officers, employees or, agents, been convicted of any crime nor, to the Company’s Knowledge, engaged in any conduct that could result in a debarment, disqualification, suspension or exclusion (i) under 21 U.S.C. §335a, (ii) FDA investigator disqualification proceedings, (iii) FDA’s Application Integrity Policy, or (iv) any similar Law. The Company is not subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

(f) Pre-clinical studies and clinical trials, if any, conducted by or sponsored by the Company (which, for the avoidance of doubt, shall not include investigator sponsored or initiated studies), in each case in relation to the Company business or products are being and have been, conducted in all material respects in accordance with Good Clinical Practices and all applicable Laws (including Food and Drug Laws).

(g) All of the Company’s products have been manufactured, imported, exported, labelled, stored, tested, marketed, advertised, distributed and sold by the Company in material compliance with all applicable requirements under any federal Permit or Law, and, the Company’s Knowledge, any state or local Permit or Law, including the Food and Drug Laws. The Company has not received written notice of any pending or threatened proceeding from the DEA, FDA or other Governmental Authority alleging that any operation or activity of the Company in relation to the business is in material violation of any Laws, including Food and Drug Laws.

(h) The Company has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, or replacement, field advisory alert, investigator notice, or other notice or action relating to an alleged lack of safety or efficacy or regulatory compliance of any Company product. There are no open product complaints, or, to the Company’s Knowledge, other facts that would be reasonably likely to result in (i) any of the aforementioned safety notices with respect to Company products, (ii) a material change in labeling of any Company products, or (iii) a termination or suspension of marketing or testing of any Company products.

(i) The Company has not, nor, to the Company’s Knowledge, has any of its officers, directors, employees or, agents, been excluded or suspended from participation in any U.S. federal health care program or debarred by the FDA. The Company has not, nor, to the Company’s Knowledge, has any of its officers, employees, directors or, agents (i) been subjected to a pending or threatened proceeding that could result in debarment, suspension, or exclusion, or (ii) been convicted of any crime or been engaged in any conduct that could result in debarment, suspension or exclusion under any Food and Drug Law, or that could result in any conviction. Neither the Company, nor, to the Company’s Knowledge, any of its officers, employees, directors or agents, are party to nor have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority.

(j) All Company products sold, manufactured, developed, rendered and/or distributed by the Company have been in conformity in all material respects with all applicable contractual commitments of the Company, applicable requirements of Laws and all express and implied warranties given by the Company, and the Company has no material liability for replacement thereof or other damages in connection therewith in excess of amounts covered under the Company’s products liability insurance. No products sold, manufactured, developed, rendered and/or distributed by the Company are subject to any guaranty, warranty or other indemnity by the Company beyond the Company’s applicable standard terms and conditions of sale or service. The Company has made available a correct and complete copy of each express warranty under which the Company has any warranty obligations.

(k) There are no, and have not been, any material actual or alleged (in writing to the Company) design, manufacturing or other defects or malfunctions, latent or otherwise, with respect to any Company product (including by any subcontractor or other agent acting on behalf of the Company), and the Company has no, and has not had any, material liability, and to the Company’s Knowledge, there is no reasonable basis for any present or future claim or proceeding against the Company giving rise to any material liability, arising out of any injury or damage to any Person or property as a result of any Company product.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or written notice of any Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been publicly proposed by the applicable Governmental Authority for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company while owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e) There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or publicly proposed by the applicable Governmental Authority for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Company has provided or otherwise made available to Parent and listed in Section 3.19(h) of the Disclosure Schedules any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i) The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and each other benefit agreement, program, plan or arrangement, including, without limitation, each bonus plan, deferred compensation plan, supplemental retirement, incentive compensation or retention plan, equity purchase plan, equity option plan, equity appreciation right plan, phantom equity plan, vacation policy or plan, severance pay plan, disability plan, death benefit plan, cafeteria plan, employee assistance program, paid time off policy, employment agreement, consulting agreement, retention incentive agreement, noncompetition agreement, confidentiality agreement, change in control agreement, golden parachute agreement or arrangement and other similar plans, programs, agreements, arrangements or understandings, in each such case, that is sponsored, maintained, administered or contributed to by the Company or with respect to which the Company has or may have any Liability (each, a “Benefit Plan”). The Company has never adopted, entered into, maintained, sponsored, contributed to, been required to contribute to, or had any Liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, or any plan intended to qualify under Section 401(a) of the Code.

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any insurance policies and contracts, administration agreements and similar agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other similar written communications (or a description of any oral communications) relating to any Benefit Plan; and (v) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, or other Governmental Authority relating to the Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any Liability with respect to, either (i) a multiemployer plan, as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA or (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA. The Company has not participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Each Benefit Plan has been established, administered and maintained materially in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

(e) Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA, to any liability for a breach of fiduciary duty under Section 409 of ERISA, or to tax or penalty under Chapter 43 of Subtitle D of the Code or Sections 6652, 4975 or 4980H of the Code.

(f) With respect to each Benefit Plan, all payments due from the Company have either been timely made in accordance with the terms of such Benefit Plan and applicable Law or are properly recorded as liabilities on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company for such amounts. All premiums required to be paid for each insurance policy funding all or any portion of the benefits under any Benefit Plan have been timely paid in full. All benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(g) All reports and disclosures relating to the Benefit Plans required to be filed with or furnished to a Governmental Authority or plan participants or beneficiaries have been prepared in accordance with applicable Law and filed or furnished in accordance with applicable Law in a timely manner.

(h) There exists no condition that would subject the Company to any Liability under the terms of the Benefit Plans or applicable Law relating thereto other than any payment of benefits in the normal course of plan operation. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(i) Other than as required by Section 601 et. seq. of ERISA, Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law (collectively, “COBRA”), no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. To the extent applicable, each Benefit Plan has been operated in compliance in all material respects with COBRA and other similar applicable Law.

(j) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(k) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(l) Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(m) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(n) All Options have been duly authorized by the Company Board in compliance with the terms of the Stock Option Plan. No Options have been retroactively granted by the Company Board, nor has the exercise price of any such Option been determined retroactively.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Closing Liability Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is not now nor has there ever been any threat made to a Company officer of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action before Closing that would trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by the Company have been timely filed. Such Tax Returns were prepared in compliance with all applicable Laws, and are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return and including estimated Taxes and installments of Taxes) have been timely paid.

(b) The Company has collected or withheld and paid each Tax required to have been collected or withheld and paid by it, and complied with all Tax information reporting and backup withholding provisions of applicable Law. The Company has collected and maintained properly completed exemption certificates and supporting documents in the manner required by applicable Laws to support the reduction of, or exemption from, any Tax (including Taxes required to be withheld, deducted and/or collected by the Company).

(c) No written claim has ever been made by any Governmental Authority in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that indicates that the Company is, or may be, required to file such Tax Return or pay such Tax. The Company is not subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of the Company. The Company has not requested or been granted an extension of the time for filing any Tax Return which has not yet been filed.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the face of the Interim Balance Sheet. The amount of the Company’s Liability for unpaid Taxes does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company for which examinations by the taxing authorities have been completed; and

(ii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any Tax audit or examination by any Governmental Authority have been fully paid or finally settled.

(h) The Company is not a party or subject to any, and there is no pending or, to the Company’s Knowledge, threatened, Action by any Governmental Authority with respect to Taxes or Tax Returns of the Company.

(i) The Company has delivered or made available to Parent copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after December 31, 2016.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation Contract (other than any commercial Contract entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Authority to or with respect to the Company.

(m) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is or is properly treated as a partnership for Tax purposes.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) initiated prior to Closing, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received or paid before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, in each case relating to any transaction consummated prior to the Closing.

(o) The Company is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described (or intended to be described) in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(t) The Company has not (i) deferred any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, P.L. 116-127, or Section 2301 of the CARES Act.

(u) The Company is, and since the date of its formation has been, a C corporation as such term is defined in Section 1361(a)(2) of the Code.

(v) Neither the Company nor any Stockholder has taken any action, nor has Knowledge of any facts or circumstances that would reasonably be expected, to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Code Section 368.

Notwithstanding anything else to the contrary in this Agreement, the Company does not make any representation or warranty as to available amount of or limitations on any net operating loss, Tax credit, Tax basis, or other Tax attribute of the Company after the Closing.

Section 3.23 Books and Records. The complete minute books and stock record books of the Company have been made available to Parent. The minute books of the Company contain accurate records of all formal meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no formal meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Related Party Transactions. No executive officer or director of the Company or any person owning any shares of Company Stock, Options or Convertible Notes (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months other than any Contract relating to employment listed on Section 3.09(a)(vii) of the Disclosure Schedules or the issuance or grant of equity securities and the Convertible Notes.

Section 3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26 Governmental Loan Programs. Except for the PPP Loans and EIDL Loan, the Company has not received any payment or incurred any Loss pursuant to, arising out of or other in connection with the Paycheck Protection Program (pursuant to the CARES Act), the U.S. Small Business Administration or any similar funds from federal, state and local Governmental Authority relief programs. The EIDL Loan Application, PPP Loan Applications and PPP Forgiveness Applications (a) were duly authorized by the Company to the extent required under applicable Law, (b) were completed and submitted by the Company in good faith, (c) were correct and complete in all material respects, (d) presented fairly the financial position and results of operations of the Company as set forth therein, (e) were derived from the books and records of the Company and (f) complied in all material respects with the CARES Act (with respect to the PPP Loans), the Small Business Act (with respect to the EIDL Loan) and applicable Law. The Company’s use of the proceeds of the PPP Loans complied with the CARES Act and applicable Law. The Company was eligible to receive the PPP Loans under the requirements of the CARES Act, the EIDL Loan under the rules of the U.S. Small Business Administration and as otherwise provided by applicable Law. Both PPP Loans have been completely forgiven by the U.S. Small Business Administration and the Company has no further obligations (except record keeping obligations) with respect to the PPP Loans.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Agreement and the representations and warranties in any certificate or other document delivered hereunder, and not in limitation hereof, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty with respect to the Company’s assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Company and its business, performance or prospects furnished or made available to Parent and its Representatives or any representation or warranty arising from statute or otherwise in Law, and any such express or implied representation or warranty not expressly set forth in this Agreement or any certificate or other document delivered hereunder is disclaimed by the Company in its entirety.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate or limited liability company, as applicable, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the NV Certificate of Merger with the Secretary of State of Nevada and the DE Certificate of Merger with the Secretary of State of Delaware.

Section 4.03 No Prior Merger Sub Operations. Merger Sub is a wholly owned, indirect subsidiary of Parent and a wholly owned direct subsidiary of, and for U.S. federal income Tax purposes, an entity that is disregarded as an entity separate from (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i)) (a “Disregarded Entity”), InMed Pharmaceuticals Ltd., a Delaware corporation and wholly owned direct subsidiary of Parent. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05 SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Material Adverse Effect. Since the Balance Sheet Date, there has not been, with respect to Parent, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.08 Parent Shares; Compliance with Securities Laws.

(a) As of the date of this Agreement, there are 10,327,034 issued and outstanding Parent Shares. Subject to the representations and warranties of the Company and the Stockholders set forth in this Agreement and in the Letters of Transmittal, the Parent Shares issued pursuant to this Agreement when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth in this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Stockholder. Assuming the accuracy of the representations of the Company in Section 3.04(b) and subject to the filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been made or will be made by Parent in a timely manner, the Parent Shares will be issued in compliance with all applicable federal and state securities laws.

(b) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to Parent or, to Parent’s knowledge and as it relates to Parent, any Person listed in the first paragraph of Rule 506(d)(1), except for an event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

Section 4.09 Tax Matters None of Parent, Merger Sub or any of their respective Affiliates has taken any action that would reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Code Section 368.

Section 4.10 Non-Reliance.

(a) In connection with the due diligence investigation of the Company by Parent, Parent may have received from the Company or any of its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company and its businesses and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make any such estimates, projections, forecasts and other forward-looking statements, with which Parent is familiar, and Parent will have no claim against the Company, the Stockholders or their respective Affiliates or Representatives, or any other Person, solely with respect thereto. Accordingly, Parent hereby acknowledges that none of the Company, the Stockholders nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any representation or warranty with respect to any such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans), except as provided in this Agreement.

(b) Parent acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement or the Ancillary Documents, express or implied, except as provided in this Agreement or the Ancillary Documents, and that Parent is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in this Agreement and the Ancillary Documents.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties of Parent expressly set forth in this Agreement and the representations and warranties in any certificate or other document delivered hereunder, and not in limitation hereof, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent, including any representation or warranty with respect to its assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Parent and its business, performance or prospects furnished or made available to the Company and its Representatives or any representation or warranty arising from statute or otherwise in Law, and any such express or implied representation or warranty not expressly set forth in any this Agreement or any certificate or other document delivered hereunder is disclaimed by Parent in its entirety.

Article V

COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), other than Parent, no party to this Agreement shall and each shall cause its Affiliates not to, make any press release or other public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate any information regarding the transactions contemplated hereby with any news media without the prior written consent of Parent.

Section 5.02 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger. Following the Closing, each of Parent, Stockholder Representative and the Stockholders shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.03 Guarantee. Shane A. Johnson and his family are the beneficiaries of The Shane A. Johnson Trust DTD April 18, 1997, as amended, Shane A. Johnson TTEE (the “Johnson Trust”), and as such Shane A. Johnson, in his individual capacity does hereby unconditionally and irrevocably guarantee all obligations of the Johnson Trust under this Agreement, as primary obligor and not as surety. This guarantee is a guarantee of payment and not of collection. Shane A. Johnson waives any right to require Parent or anyone else to sue the Johnson Trust for all or any part of the guaranteed obligations before making a claim against Mr. Johnson individually.

Section 5.04 Record Retention. Parent shall retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company for a period of seven years post-Closing and upon reasonable notice, afford Stockholder Representative reasonable access to such books and records. Promptly after Closing the Founders shall deliver (which shall include making available electronically in shared server, folder or file) all books and records (including personnel files) of the Company to Parent.

Section 5.05 Information Package. The Company has provided to each Stockholder a summary of the transactions contemplated by this Agreement, including a summary of material changes between this Agreement and the Original Agreement, certain examples of Merger Consideration to be received by the respective classes of Company Stock based on different Share Prices, as well as information regarding the Company intended to provide each Stockholder with the information needed in order to evaluate the transactions contemplated by this Agreement (all such information, together with the Information Package (as defined in the Original Agreement), collectively, the “Amended Information Package”). The Company and the Stockholder Representative shall use reasonable best efforts to have each Stockholder, as well as each Noteholder and Optionholder (to the extent exercising its Option(s)) execute and return promptly after the date of this Agreement for delivery at the Closing executed counterpart copies of this Agreement and, as applicable, a Debt Conversion Agreement or a Contingent Exercise Notice in the forms attached hereto, and a Letter of Transmittal in the form of Exhibit B attached hereto (the “Letter of Transmittal”), or a consent to the continued use of any signatures delivered prior to the date hereof by any such Stockholder, Noteholder or Optionholder to such documents for purposes of the Closing hereunder and consummation of the transactions contemplated herein.

Section 5.06 Resale Registration.

(a) No later than 120 days following the Closing, Parent shall prepare and file a resale registration statement with the U.S. Securities and Exchange Commission covering the resale of the Parent Shares issued pursuant to this Agreement, and shall use commercially reasonable efforts to cause such registration statement to be declared effective within six (6) months after Closing, and thereafter Parent shall use commercially reasonable efforts to cause and maintain the effectiveness of such registration statement until the earlier of (i) the five year anniversary of the Closing, (ii) all such Parent Shares have been sold by the Stockholders, or (iii) all such Parent Shares are eligible to have the restrictive legends removed pursuant to Rule 144(k) of the Securities Act. No Stockholder shall be required to be named as an “underwriter” without such Stockholder’s express prior written consent. Parent shall take all action reasonably necessary to cause Parent’s actions taken under this Section 5.06 not to violate any other Contract to which Parent is a party, including, without limitation, that certain Registration Rights Agreement dated as of June 28, 2021, by and between Parent and certain other parties. All fees and expenses incident to Parent’s performance of or compliance with, this Section 5.06 shall be borne by Parent.

(b) Each Stockholder shall promptly provide to Parent all information reasonably requested by Parent for inclusion in any registration statement.

(c) If the Securities and Exchange Commission requires that the number of Parent Shares permitted to be registered on a particular registration statement as a secondary offering pursuant to Section 5.06(a) must be reduced in order to have the registration statement declared effective, then Parent shall promptly notify the Stockholder Representative and unless otherwise directed in writing by the Stockholder Representative, the number of Parent Shares to be registered on such registration statement will be reduced as follows:

(i) First, Parent shall reduce or eliminate any securities to be included other than Parent Shares issued under this Agreement; and

(ii) Second, Parent shall reduce the Parent Shares issued under this Agreement.

(d) Following any such effectiveness of a registration statement for which the number of Parent Shares to be registered hereunder has been reduced, Parent shall use commercially reasonable efforts to promptly file and have declared effective another registration statement to include the remaining Parent Shares and use commercially reasonable efforts to cause and maintain the effectiveness of such registration statement until the earlier of (i) the five year anniversary of the Closing, (ii) all such Parent Shares have been sold by the Stockholders, or (iii) all such Parent Shares are eligible to have the restrictive legends removed pursuant to Rule 144(k) of the Securities Act.

(e) Parent shall promptly notify the Stockholder Representative of the effectiveness, suspension or amendment of any registration statement filed pursuant to this Section 5.06.

(f) In connection with its obligations to register Parent Shares hereunder, Parent further agrees to:

(i) Prepare and file with the SEC such amendments and supplements to any such registration statement and the prospectus(es) used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(ii) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such U.S. jurisdictions as shall be reasonably requested by the Stockholders, at the sole cost and expense of the requesting Stockholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or otherwise incur any costs or fees not paid by the requesting Stockholders. Notwithstanding the foregoing, Parent shall bear the costs and expenses associated with any actions taken under this subparagraph (ii) to the extent that the registered securities do not then qualify as “covered securities” under Section 18(b)(1) of the Securities Act.

(iii) Notify each Stockholder at any time when a prospectus relating to Parent Shares registered pursuant to this Section 5.06 is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. As promptly as reasonably possible after any such notice, Parent will prepare a supplement or amendment, including a post-effective amendment, to a registration statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no such document will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will use its commercially reasonable efforts to ensure that the use of the applicable prospectus may be resumed as promptly as is practicable.

(iv) Use commercially reasonable efforts to cause all such Parent Shares registered pursuant hereunder to be listed on Nasdaq, or, if the Parent Shares are not then listed on Nasdaq, then on any successor U.S. exchange on which the Parent Shares may be then listed, and if no successor U.S. exchange, on the principal foreign exchange on which the Parent Shares are then listed.

(v) Use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Stockholder Representative in writing if, at any time during the effectiveness of any registration statement filed hereunder, Parent does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Stockholders are required to deliver a prospectus in connection with any disposition of Parent Shares and take such other actions as may be reasonably necessary to facilitate the registration of the Parent Shares hereunder.

Section 5.07 Lock-Up. Each Stockholder irrevocably agrees with Parent that, from the Closing Date until 180 days following the Closing Date (such period, the “Restriction Period”), such Stockholder will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Stockholder or any Affiliate of such Stockholder or any person in privity with such Stockholder or any Affiliate of such Stockholder), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Parent Shares. In order to enforce this covenant, Parent shall impose irrevocable stop-transfer instructions preventing the transfer agent of Parent from effecting any actions in violation of this Section 5.07 and shall include restrictive legends on any physical stock certificates issued. Notwithstanding this Section 5.07, in the event of the death, incapacity or divorce of a Stockholder during the Restriction Period, at the sole cost of the Stockholder, the Parent Shares owned by such Stockholder may be transferred with the prior written consent of Parent (not to be unreasonably withheld) if such transferee(s) signs a written commitment to be bound by the provisions of this Section 5.07 and Section 5.09 and duly completes any other appropriate documentation reasonably required by Parent.

Section 5.08 Release of Claims. In consideration for the Closing Merger Consideration and the other agreements set forth herein and in the Ancillary Documents, as of and following the Closing Date, each Stockholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company and its Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, Liabilities, damages, Losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to and including the Closing Date (including, without limitation, all amounts payable to such Stockholder pursuant to any Company Stock, Options or Convertible Notes); provided, however, that none of the releases in this Section 5.08 shall limit or otherwise affect the respective rights and obligations of the parties hereto with regard to any rights, claims, demands, actions or causes of action (a) arising out of this Agreement or any Ancillary Document, or (b) specifically included as a Closing Liability reflected in the Estimated Closing Liability Statement; provided that the amount excluded from this Section 5.08 by the clause (b) shall be limited to the amount specifically included in the Estimated Closing Liability Statement in good faith. In making this waiver, such Stockholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which such Stockholder now believes to be true with respect to the subject matter released herein, but agrees that such Stockholder has taken that possibility into account in reaching this Agreement and as to which such Stockholder expressly assumes the risk. From and after the Closing Date, the Stockholders shall not seek indemnification or contribution from the Company, its Affiliates or Parent (including by reason of the fact that such Stockholder was a director, manager, member, shareholder, officer, employee or agent of the Company) for any breaches, or in respect of any other payments required to be made, by the Stockholders pursuant to this Agreement or any Ancillary Document.

Section 5.09 Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably constitutes and appoints each of Eric A. Adams and Bruce Colwill, from the date of this Agreement until the earlier of (i) 180 days after the Closing or (ii) Parent’s next annual general meeting of stockholders after the Closing, as the Stockholder’s true and lawful proxies, for and in the Stockholder’s name, place and stead to vote the Parent Shares owned by the Stockholder with respect to any matter that may be put to a vote of the stockholders of Parent at such next annual general meeting of stockholders. The proxy granted pursuant to this Section 5.09 shall include the right to sign the Stockholder’s name (as stockholder of Parent) to any consent, certificate or other document relating to Parent that applicable law may permit or require, to cause the Parent Shares to be voted.

(b) Each Stockholder agrees that each certificate, if any, representing any Parent Shares shall be marked by Parent with a restrictive legend as follows: “THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN IRREVOCABLE PROXY (A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN THE SHARES REPRESENTED BY THIS CERTIFICATE THE HOLDER OF THIS CERTIFICATE SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SAID PROXY.” Parent agrees to take all necessary action, and deliver to its transfer agent all necessary instructions and documentation, at Parent’s sole cost and expense, as are required to cause the removal of the foregoing legend from any such certificate (or related electronic entry) immediately upon the expiration of the proxy provided herein.

(c) THE PROXIES AND POWERS GRANTED BY STOCKHOLDERS PURSUANT TO THIS SECTION 5.09 ARE IRREVOCABLE DURING THE PERIOD DESCRIBED ABOVE AND ARE COUPLED WITH AN INTEREST.

Section 5.10 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall use its reasonable best efforts to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation in a manner consistent with its past practices;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.11 Access to Information.

(a) From the date hereof until the Closing, the Company shall upon prior written request (i) afford Parent and its Representatives reasonable access during ordinary business hours of the Company to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to reasonably cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.11 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 29, 2020, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.12 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates, Stockholders, Optionholders or Convertible Note Holders or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates, Stockholders, Optionholders and Convertible Note Holders and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.12, the Company shall promptly (and in any event within one Business Day after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.13 Notice of Certain Events.

(a) From the date hereof until the Closing, each of Company and Parent shall promptly notify the other in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Person in this Agreement not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to be satisfied by such Person in Article VII to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the notifying party’s knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 (with respect to the Company) or that relates to the consummation of the transactions contemplated by this Agreement.

(b) A party’s receipt of information pursuant to this Section 5.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the notifying party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.14 Resignations. The Company shall deliver to Parent written resignations (from such offices and not of employment), effective as of the Closing Date, of the officers and directors of the Company at least one Business Day prior to the Closing.

Section 5.15 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 7.02(d) and Section 7.03(e), respectively, of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.15 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect on the Company or Parent or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.16 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Article VI

TAX MATTERS

Section 6.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid 50% by the Stockholders and 50% by Parent, and the party required by applicable Law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing or Tax allocation agreements (whether written or not, but excluding any commercial agreement, the principal purpose of which does not relate to Taxes) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a Closing Liability in the calculation of Closing Net Liability, the Stockholders, shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Surviving Entity, Parent, and each Parent Indemnitee and hold them harmless from and against any and all Losses arising from or attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.22 (determined without regard to any qualifications as to materiality); (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Pre-Closing Taxes; (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) all Taxes of any Person (other than the Company) imposed on the Company arising under the principles of transferee or successor liability or by Contract, as result of an event or transaction occurring before the Closing; (f) Transfer Taxes payable by the Stockholders pursuant to Section 6.01; and (g) Taxes of the Stockholders (provided that each Stockholder shall be liable under this Section 6.03(g) for the full amount of, but only for, his, her or its own Taxes). The Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent in the manner set forth in Section 6.09 for any Taxes of the Company or Surviving Entity that are the responsibility of the Stockholders pursuant to this Section 6.03 within ten Business Days after notice of such Taxes is given by Parent or the Surviving Entity.

Section 6.04 Tax Returns. After the Effective Time, Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company relating to any Pre-Closing Tax Period (including any Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law). Parent shall provide each income Tax Return to Stockholder Representative at least twenty days prior to the due date of such Tax Return (including any applicable extensions thereof) for Stockholder Representative’s review and comment. If Stockholder Representative provides to Parent a written notice of objection to any item on any such Tax Return within ten days of receipt, Stockholder Representative and Parent shall work in good faith to resolve such items. If Stockholder Representative and Parent are unable to resolve any such items, the disputed item(s) shall be resolved by the Independent Accountant in a manner consistent with the procedures set forth in Section 2.13(c) except that the Stockholder Representative shall be required to pay its portion of any fees and expenses of the Independent Accountant in cash to the Independent Accountant. If the Independent Accountant is unable to resolve any disputed item before the due date for such Tax Return (including applicable extensions), such Tax Return shall be filed as initially prepared by Parent and, if necessary, subsequently amended to reflect the Independent Accountant’s resolution.

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with (and included) the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, Surviving Entity, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the right to indemnification pursuant to this Article VI except to the extent that the Stockholders forfeit rights or defenses by reason of such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 6.07 Cooperation and Exchange of Information. The Stockholder Representative, the Company, the Surviving Entity, and Parent shall provide each other with such reasonable cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other Action in respect of Taxes of the Company for a Pre-Closing Tax Period (including a Straddle Period). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Parent shall use commercially reasonable efforts to make available to the Stockholders upon written request at the sole cost and expense of the requesting Stockholders the information that the Stockholders reasonably require to make and maintain timely and valid qualified electing fund (QEF) elections under Section 1295 of the Code with respect to Parent.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Payments to Parent. Any amounts payable to Parent, the Surviving Entity or other Parent Indemnitee pursuant to this Article VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available in the Indemnification Escrow Fund, from the Stockholders severally and not jointly (in accordance with their Pro Rata Shares).

Section 6.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)), along with a notice to the Internal Revenue Services in accordance with the requirements of Treasury Regulations Section 1.897-2(h) (collectively, the “FIPRTA Statement”).

Section 6.11 Actions Relating to Pre-Closing Periods. Unless otherwise required by Law, Parent shall not, and shall not permit or cause any of its Affiliates (including the Surviving Entity) to, (a) amend any Tax Returns filed by the Company for any Tax period ending on or before the Closing Date, (b) excluding Tax Returns filed pursuant to Section 6.04, file any Tax Return of the Company for any Tax period beginning on or before the Closing Date in a jurisdiction where the Company did not file a Tax Return in a prior period, (c) make or change any Tax election of or relating to the Company that has retroactive effect to any Tax period ending on or before the Closing Date, (d) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any Tax period ending on or before the Closing Date, or (e) initiate any voluntary disclosure or similar process with respect to the Company for any Tax period ending on or before the Closing Date, in each case without Stockholder Representative’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

Section 6.12 Closing Date Transactions. Parent shall not cause the Company to take any extraordinary transactions on the Closing Date after the Closing that would reasonably be expected to result in any increased Tax liability for which the Stockholders would be liable.

Section 6.13 Intended Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code, and each party will take the position for all Tax purposes (including the filing of all Tax Returns) that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code or a settlement or resolution reflected on IRS Form 870 (or similar form for U.S. federal, state or local Tax purposes). From and after the date of this Agreement, each party shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Without limiting the foregoing, Parent agrees to cause Merger Sub to continue to be treated as a Disregarded Entity owned by a U.S. corporation that is a direct subsidiary of Parent until and through the Effective Time.

Section 6.14 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.15 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.02(d) of the Disclosure Schedules and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.03(e) of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Company.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g) None of the Founders have terminated their employment with the Company or indicated their intention to do so and each of the Founders Agreements remain in place and have not been breached or challenged by any Founders.

(h) All Options have been exercised or will be terminated as of the Effective Time.

(i) All Convertible Notes have been converted into shares of Company Note Conversion Common Stock.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on Parent.

(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

Article VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02(a), Section 3.04(a), Section 3.04(b), Section 3.04(d), Section 3.04(e), Section 3.04(f), Section 3.04(g), Section 3.04(h), Section 3.05, Section 3.26, Section 4.01 and Section 4.04 (collectively, together with Section 3.18 (solely to the extent related to compliance with laws related to the development, marketing, or sales of cannabinoid products), the “Fundamental Representations”) shall survive for seven years from the Closing Date; and provided further, that Section 3.18 (solely to the extent related to compliance with laws related to the development, marketing, or sales of cannabinoid products) shall survive for three years from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Stockholders. Subject to the other terms and conditions of this Article VIII, the Stockholders severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), or any Ancillary Document as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or Stockholder Representative pursuant to this Agreement (other than to the extent that any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI is subject to a remedy set forth therein, in which case it is understood that the sole remedy for any such breach, violation or failure shall be such remedy set forth in Article VI) or any Ancillary Document;

(c) any claim made by any Stockholder, Optionholder or Convertible Note Holder relating to (i) such Person’s rights with respect to the Merger Consideration, (ii) the calculations and determinations set forth on the Consideration Spreadsheet, or (iii) the Amended Information Package (excluding the publicly available Parent information included in such materials);

(d) the PPP Loans, including (a) any Losses arising out of or relating to the PPP Loans, the PPP Loan Applications, the PPP Forgiveness Applications, or any other application or certification submitted in connection with the PPP Loans and (b) any audit or other Legal Proceeding arising out of or relating to the PPP Loans;

(e) except for any amounts related thereto that are included in the Closing Liabilities in the calculation of the Closing Net Liability, the Loan Authorization and Agreement for an Economic Injury Disaster Loan dated June 10, 2020 (SBA Loan # 1343947905) between the Company and the SBA (the “EIDL Loan”), the application therefore and any audit or Legal Proceeding arising out of such application and loan;

(f) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing and to the extent not included as a Closing Liability in the calculation of Closing Net Liability, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not included as a Closing Liability in the calculation of Closing Net Liability; or

(g) any claims or actions by any Stockholder, Optionholder or Convertible Note Holder that does not sign and deliver to Parent a Letter of Transmittal on or before the Closing.

Section 8.03 Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than to the extent that any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI is subject to a remedy set forth therein, in which case it is understood that the sole remedy for any such breach, violation or failure shall be pursuant to such remedy set forth in Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Stockholders collectively shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $50,000 (the “Basket”), in which event Stockholders shall be required to pay or be liable for all such Losses from the first dollar in excess of the Basket subject to the further limitations set forth herein. The aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 8.02(a) shall not exceed the dollar amount equal to the product of 445,000 multiplied by the Share Price (the “Cap”). If the amount of Escrow Cash then remaining in the Indemnification Escrow Fund is insufficient to satisfy a claim for indemnification under Section 8.02(a) or Section 6.09, the Stockholders may satisfy those indemnity obligations by either delivering cash or by delivering Parent Shares (valued at the Share Price for such purpose).

(b) Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar in excess of the Basket. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation. The aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 8.02(a) for breaches of or inaccuracies in (i) Fundamental Representations shall not exceed an amount equal to (x) the product of (I) the number of Parent Shares comprising the Base Purchase Price multiplied by (II) the Share Price, minus (y) the Estimated Closing Adjustment, if any, and the Post-Closing Adjustment, if any, plus (z) the True-Up Adjustment, if any, and (ii) representations and warranties of the Company in Section 3.18 related to compliance with laws related to the development, marketing, or sales of cannabinoid products, when combined with any amounts paid under Section 8.04(a) shall not exceed the Cap.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty or the calculation of any Losses related thereto shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) The aggregate amount of Losses for which any Stockholder shall be liable pursuant to Section 6.03 and Section 8.02 shall not exceed the Merger Consideration actually received by such Stockholder.

(f) The limitations in Section 8.04(a), Section 8.04(c) and Section 8.04(e) shall not apply to (i) any Founding Stockholder, Founder, Company officer, Company employee or former Company employee with respect to Losses incurred as a result of fraud committed by any Founding Stockholder, Founder, Company officer, Company employee or former Company employee or (ii) any other Stockholder, Optionholder or Convertible Noteholder with respect to Losses incurred as a result of fraud committed by such Person.

(g) The Losses of an Indemnified Party shall be adjusted to give credit for any insurance recovery paid with respect to the matter to which the indemnification claim relates, net of deductibles paid and the portion of any increase in premiums for such insurance policies directly and solely resulting from such matter as determined in good faith and set forth in writing by the Indemnified Party’s insurance broker.

(h) If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article VIII and the Indemnified Party could have recovered all or a part of such Losses from a third party insurance company (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, upon written request from the Stockholder Representative, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to seek recovery from the Potential Contributor the amount of such payment.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. Parent shall have the right to assume the defense of any Third Party Claim with counsel selected by it. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. Parent may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

Notwithstanding the provisions of Section 8.05(a) to the contrary, if any or all of the Stockholders are the Indemnifying Party with respect to a Third Party Claim, the Stockholder Representative may assume the defense of such Third Party Claim on behalf of the Indemnifying Party, if within 20 days of receiving notice of such Third Party Claim, the Stockholder Representative provides to Parent information reasonably satisfactory to Parent that the Stockholder Representative has the financial ability to pay the necessary fees and expenses, including the fees and expenses of counsel, to defend such Third Party Claim to conclusion. However, notwithstanding the prior sentence, the Stockholder Representative shall not have the right to assume the defense of any Third Party Claim that (i) relates to or arises in connection with a criminal proceeding, Action, indictment, allegation, or investigation, (ii) is asserted directly by or on behalf of a Person that is a then current material supplier or customer of Parent or Surviving Entity, (iii) seeks an injunction or other equitable relief against the Indemnified Party or could result in material non-monetary consequences on Parent or the Surviving Entity, (iv) asserts damages in excess of the Escrow Cash then remaining in the Indemnification Escrow Fund at the time that such Third Party Claim is brought, or (v) the Stockholder Representative is failing to prosecute or defend vigorously after its receipt of written notice thereof from Parent and failure to cure such failure within a reasonable period of time.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party or Indemnified Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party or Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication (i) by wire transfer of immediately available funds or (ii) if the Indemnifying Party is a Stockholder, then, at such Stockholder’s sole election, in Parent Shares based on the Share Price, provided that no more than an aggregate of 1,633,333 Parent Shares (including any Parent Shares subtracted from the Closing Base Merger Consideration pursuant to the Estimated Closing Adjustment) may be elected by the Stockholders to satisfy the Stockholders’ collective obligations hereunder, which share limitation shall be increased by the number of Parent Shares equal to (A) the difference between the total number of Parent Shares issued to the Stockholders under this Agreement less 1,633,333, multiplied by (B) the percentage of the Escrow Cash released to Parent in satisfaction of the adjustment and indemnification obligations of the Stockholders under this Agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but including the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied from the Indemnification Escrow Fund and to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Stockholders severally and not jointly (in accordance with their Pro Rata Shares).

(c) Upon the termination of the Indemnification Escrow Fund, pursuant to the terms of this Agreement, Parent shall release any Escrow Cash remaining in the Indemnification Escrow Fund to the Stockholders in accordance with their Pro Rata Shares.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 2.03.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by December 31, 2021, unless such failure shall be due to the failure of Parent or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by December 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.01 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any provision hereof.

Article X

MISCELLANEOUS

Section 10.01 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize the release to Parent of Escrow Cash from the Indemnification Escrow Fund in satisfaction of any amounts owed to Parent in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.13;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vii) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders based upon each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

(c) The Stockholder Representative shall not be liable to the Stockholders for actions taken or failure to take action pursuant to this Agreement (including any service as a purchaser representative for any Stockholder that is not accredited), or any Ancillary Document except to the extent such actions or failure to take action shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Stockholders severally and not jointly (in accordance with their Pro Rata Shares).

Section 10.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Surviving Entity, Parent or Merger Sub or after Closing, the Company:	InMed Pharmaceuticals Inc. Suite 310 – 815 West Hastings St. Vancouver, BC, CANADA V6C 1B4
E-mail: bcolwill@inmedpharma.com
Attention: Bruce Colwill, Chief Financial Officer

with a copy, which shall not constitute notice, to:	Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Brian Fenske
E-mail: brian.fenske@nortonrosefulbright.com

If to the Company prior to Closing:	BayMedica, Inc. 930 Tahoe Blvd., Suite 802-433 Incline Village, NV 89451 E-mail: shane@baymedica.com Attention: Shane Johnson

with a copy, which shall not constitute notice, to:	Holland & Hart LLP 5441 Kietzke Lane, Suite 200 Reno, NV 89511 Attention: David Garcia; Todd Criger Email: dgarcia@hollandhart.com tmcriger@hollandhart.com

If to any Stockholder or the Stockholder Representative:	BM REP, LLC 930 Tahoe Boulevard, Suite 802-433 Incline Village, NV 89451
E-mail: shane@baymedica.com dscolbert4@gmail.com
Attention: Shane Johnson; David Colbert

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, Company and Stockholder Representative. Any failure of Parent or Merger Sub, on the one hand, or the Company or the Stockholder Representative, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Stockholder Representative (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company or Stockholder Representative), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Conflict Waiver; Transaction Privilege.

(a) After the Closing, with the prior written consent of Parent (not to be unreasonably withheld), Holland & Hart LLP (“Seller Counsel”) shall be allowed to represent the Stockholder Representative or any Stockholder in any matters and/or disputes adverse to Parent or the Surviving Entity that either is existing on the date hereof or that arises in the future and relates to the negotiation, preparation, execution, delivery and performance of this Agreement or any Ancillary Document, or any of the transactions contemplated hereunder or thereunder, if the Stockholder Representative requests a waiver of any conflicts in writing from Parent and provides a good faith written summary of the matter or dispute and the prior involvement of Seller Counsel with respect to the matter or dispute on behalf of the Stockholders or Company.

(b) Parent (for itself and, for all periods after the Closing, the Surviving Entity) also further agrees that, as to all communications among Seller Counsel and the Company and its subsidiaries, the Stockholders and the Stockholder Representative, and any of their respective Affiliates that relate in any way to the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents, and the transactions contemplated hereunder and thereunder, including all right, title and interest in and to such communications, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to and may be controlled exclusively by the Stockholder Representative and shall not be deemed to have ever been conveyed, passed to, or claimed by Parent or any of its Affiliates or, following the Closing, by the Surviving Entity, as it relates to the contemplation, negotiation or drafting of this Agreement and the Ancillary Documents (including preparation of the Disclosure Schedules). Accordingly, no Person other than the Stockholder Representative controls the attorney-client privilege with respect to such privileged communication or is able to waive the privilege. In the event that Parent or the Surviving Entity is legally required by any Governmental Authority to access or obtain a copy of all or a portion of such privileged communications, Parent or the Surviving Entity (as applicable) shall be entitled to access or obtain a copy of and disclose such privileged communications to the extent necessary to comply with any such legal requirement; provided that, to the extent legally permissible, the Stockholder Representative is provided with prompt written notice of any such requirement prior to such access and disclosure so that the Stockholder Representative may in its sole discretion and at its sole cost and expense, seek a protective order or other appropriate remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

INMED PHARMACEUTICALS, INC.

By	/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	President and Chief Executive Officer

BAYMEDICA, LLC

By	/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	President and Chief Executive Officer

BAYMEDICA, INC.

By	/s/ Shane A. Johnson
Name:	Shane A. Johnson
Title:	President and Chief Executive Officer

BM REP, LLC,

solely in its capacity as Stockholder Representative

By	/s/ Shane A. Johnson
Name:	Shane A. Johnson
Title:	Manager

[Signature Page to Agreement and Plan of Reorganization]

FOUNDERS AND STOCKHOLDERS

/s/ Philip J. Barr
Philip J. Barr

The Shane A. Johnson Trust DTD April 18, 1997, as amended, Shane A. Johnson TTEE

By	/s/ Shane A. Johnson
Shane A. Johnson TTEE

/s/ Shane A. Johnson
Shane A. Johnson

/s/ Charles K. Marlowe
Charles K. Marlowe

[Signature Page to Agreement and Plan of Reorganization]